Exhibit 99.1

MEGA MATRIX CORP. Reports Fiscal Year 2022 Financial Results

PALO ALTO, Calif., March 31, 2023 /Globe Newswire/ -- Mega Matrix Corp. (“MPU” or the “Company”) (NYSE American: MPU), today announced financial results for its fiscal year ended December 31, 2022.

Financial Highlights

-	The Company had cash and cash equivalents of $7.3 million, and total liquidity (defined as cash equivalents and restricted cash, stable coins and digital assets) of approximately $10.7 million, as of December 31, 2022. Total assets were $12.6 million as of December 31, 2022. Equity attributable to MPU’s shareholders amounted to $8.0 million as of December 31, 2022.

-	The Company closed two private placements during October 2022 through February 2023, pursuant to which the Company raised gross proceeds of $11 million by issuance of 9,479,999 shares of common stock.

Operational Highlights

-	Treasury holdings of Ethereum (“ETH”) were 334.2, with a fair market value of approximately $0.4 million as of December 31, 2022.

-	The Company explored Solo-Staking by staking 160 ETH to become five (5) validators to Ethereum to earn ETH rewards and yield.

-	On March 3, 2023, Mega Matrix’s Singapore subsidiary, Saving Digital Pte. Ltd., and Bit Digital Singapore Pte. Ltd., the Singapore subsidiary of Bit Digital Inc. (Nasdaq: BTBT), entered into a shareholders’ agreement with Marsprotocol Technologies Pte. Ltd. to provide staking technology tools in digital assets through the staking platform “MarsProtocol,” an individual and institutional grade designed staking platform (“Joint Venture”). For more information, please visit http://www.marsprotocol.com.

Management Commentary

“I am delighted to announce that our company has successfully explored Ethereum related business in 2022, through continuous purchase and solo-staking of Ethereum, strengthening our investment and support for Ethereum ecosystem. This is an important attempt for our company in the field of digital currency. We look forward to the development of the Ethereum ecosystem, and will actively explore the expansion and innovation of related businesses.” said Mr. Yucheng Hu, CEO of Mega Matrix Corp. “The company has also completed the development of ETH node staking platform, MarsProtocol, and entered into a Joint Venture with BTBT to jointly provide proof-of-stake technology tools for digital assets staking through the MarsProtocol platform which will enable users to earn ETH rewards through an easy-to-use and non-custodial staking platform”

About Mega Matrix: Mega Matrix Corp. (the “Company”) is a holding company located in Palo Alto, California with fivie subsidiaries: Saving Digital Pte. Ltd., a Singapore corporation (“Saving”), MarsProtocol Technologies Pte. Ltd., MarsProtocol Inc., an exempted company incorporated under the laws of the Cayman Islands, Mega Metaverse Corp., a California corporation (“Mega”) and JetFleet Management Corp. a California corporation (“JetFleet”). The Company focuses on crypto-related business and will continue to focus on third-party management service contracts for aircraft operations through its majority owned subsidiary JetFleet, which was part of the Company’s legacy business. For more information, please contact info@mtmtgroup.com or visit: http://www.megamatrix.io.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements that are purely historical are forward-looking statements. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose,” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees for future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, are: the ability to manage growth; ability to identify and integrate other future acquisitions; ability to obtain additional financing in the future to fund capital expenditures; fluctuations in general economic and business conditions; costs or other factors adversely affecting the Company’s profitability; litigation involving patents, intellectual property, and other matters; potential changes in the legislative and regulatory environment; a pandemic or epidemic; the occurrence of any event, change or other circumstances that could affect the Company’s ability to continue successful development of its digital assets staking business model; the possibility that the Company may not succeed in developing its new lines of businesses due to, among other things, changes in the business environment, competition, changes in regulation, or other economic and policy factors; the possibility that the Company’s new lines of business may be adversely affected by other economic, business, and/or competitive factors; and the possibility that the Joint Venture does not perform or operate as anticipated. The forward-looking statements in this press release and the Company’s future results of operations are subject to additional risks and uncertainties set forth under the heading “Risk Factors” in documents filed by the Company with the Securities and Exchange Commission, including the Company’s latest annual report on Form 10-K, and are based on information available to the Company on the date hereof. In addition, such risks and uncertainties include the Company’s inability to predict or control bankruptcy proceedings and the uncertainties surrounding the ability to generate cash proceeds through the sale or other monetization of the Company’s assets. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.